For Immediate Release:	Exhibit 99.1

ZBB Energy CEO Announces Retirement Plan

Board Commences CEO Search.

MILWAUKEE, WI – October 1, 2009 – ZBB Energy Corporation (NYSE AMEX: ZBB) announced today that Robert Parry has notified the company’s Board of Directors of his intent to retire in 2010 as President and Chief Executive Officer of ZBB after his successor is elected and a successful transition has been completed.  A committee of the Company's Board of Directors has been formed to begin an immediate search for a successor.

ZBB Chairman Bill Mundell stated, “On behalf of the Board of Directors, we sincerely appreciate Rob’s leadership, dedication, and intensity over the past decade or more in keeping ZBB firmly focused on the objective of commercializing our unique and proprietary energy storage technology. We respect and understand Rob’s wish to retire at this time and we appreciate his flexibility to work with a successor and with the Board to effect a very successful leadership transition. Rob’s advance notice and flexibility in terms of timing and transition, gives us the time and resources to attract the right external candidate and to position that person for continued success in leading ZBB into an exciting future.”

Upon retirement as CEO Mr. Parry will continue to serve as a Director and will focus special attention on International market developments.

About ZBB Energy Corporation
ZBB Energy Corporation (NYSE AMEX: ZBB) provides clean energy storage solutions based on proprietary zinc rechargeable energy storage technology that addresses requirements in multiple markets such as alternative energy applications, large electrical utilities and green residential and commercial architecture. A developer and manufacturer of its modular, transportable and environmentally friendly Zinc Energy Storage Systems ("ZESS"), ZBB Energy was founded in 1998 and is headquartered in Wisconsin with offices also located in Perth, Western Australia.

Safe Harbor
Except for the historical information contained herein, the matters set forth in this press release, including the description of the company and its product offering, are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risk and uncertainties that may cause actual results to differ materially, including historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company’s need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company’s most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:
Helen Brown
Investor Relations
ZBB Energy Corporation
T: 262.253.9800
Email: hbrown@zbbenergy.com